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                                                                    Exhibit 23.4


                          CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent, as successor accountants of Dayton & Associates (said firm being merged with and into Vavrinek, Trine, Day & Co. on September 1, 1996) to the incorporation by reference of their Independent Auditor's Report dated February 29, 1996 regarding the consolidated balance sheets of Monarch Bancorp and Subsidiaries as of December 31, 1995 and December 31, 1994, and the related statements of operations, changes in capital, and cash flows for each of the two years in the period ended December 31, 1995, in the Form 10-K of Western Bancorp filed with the Securities and Exchange Commission, which is to be incorporated by reference in the Form S-3 and to the reference to us under the heading "Experts" in the Registration Statement.

                                             VAVRINEK, TRINE, DAY & CO., LLP

May 22, 1998
Laguna Hills, California